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                                  June 13, 2003




Dan River Inc.
2291 Memorial Drive
Danville, Virginia  24541


Re:      Dan River Inc. - Registration Statement on Form S-8
         ---------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Dan River Inc., a Georgia corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to an aggregate of 1,329,856 shares of Class A Common Stock (the "Shares") that may be issued pursuant to the Dan River Inc. 2003 Long-Term Incentive Plan (the "Plan").

         As such counsel, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.

         For purposes of the opinion set forth in clause (ii) below, we have assumed the following: (i) the Shares, that may be issued under the Plan and upon exercise of options issued under the Plan, will continue to be duly authorized on the dates of such issuance and (ii) on the date on which any option is exercised, such option will have been duly executed, issued and delivered by the Company and will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

         This opinion is limited in all respects to the Georgia Business Corporation Code, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Dan River Inc.
June 13, 2003
Page 2


         Based upon the foregoing, and subject to all of the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

                  (i)  The Shares are duly authorized.

                  (ii) When the Shares are issued under the Plan and upon exercise of options issued under the Plan against payment therefor as provided in the Plan, such Shares will be validly issued, fully paid and non-assessable.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in laws that occur, which could affect the opinions contained herein. This opinion may not be relied upon by any person or entity (other than the addressee hereof) for any purpose without our prior written consent.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,

                                             /s/ King & Spalding LLP